EXHIBIT 7.7

STOCK PURCHASE AGREEMENT

AMONG

GENERAL WILLIAM LYON

AND

THE VARIOUS SELLERS NAMED HEREIN

This Agreement is made as of January 7, 2005 (the “Effective Date”), by and among General William Lyon, an individual (the “Buyer”), and each of the entities listed on Schedule 1 hereto (individually, a “Seller” and collectively, the “Sellers”).

WHEREAS, the Sellers are the holders of an aggregate of 665,806 shares of the common stock, par value $.01 per share (the “Common Stock”), of William Lyon Homes, a Delaware corporation (the “Company”); and

WHEREAS, the Buyer has agreed to purchase an aggregate of 655,569 shares of the shares of Common Stock held by the Sellers at a price of $66.95 per share with the purchase price of such shares to be paid by wire transfer of immediately available funds to the accounts specified by the Sellers (the “Sellers’ Accounts”);

NOW THEREFORE, in consideration of the mutual covenants and representations herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Sellers, jointly and severally, agree as follows:

1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, each Seller hereby agrees to sell to the Buyer and the Buyer agrees to purchase from such Seller at the Closing (as herein defined), that number of shares of the Company’s Common Stock set forth opposite that Seller’s name on Schedule 1 hereto (the “Shares”) at a price of $66.95 per share, for an aggregate of 655,569 shares of Common Stock sold and an aggregate purchase price, among all Sellers, of $43,890,344.55 (the “Purchase Price”). The purchase price for the Shares payable to each Seller, as detailed on Schedule 1, shall be paid by the Buyer at the Closing by wire transfer of immediately available funds to the relevant Sellers’ Account.

2. Closing. The purchase and sale of the Shares (the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement by the parties. The Closing will take place at the offices of Irell & Manella LLP, 840 Newport Center Drive, Suite 400, Newport Beach, California 92660 or such other place as the Buyer may request. At the Closing, each Seller shall deliver to the Buyer the Shares that Seller is selling pursuant to this Agreement by transfer to an account in Buyer’s name at Banc of America Securities, against payment to that Seller of the purchase price therefor by wire transfer pursuant to Section 1. The Sellers shall cooperate with the reasonable requests of the Buyer to consummate the purchase and sale of the Shares through an escrow as may be required by the entity providing financing for the acquisition of the Shares.

3. Buyer’s Representations. In connection with its purchase of the Shares hereunder, the Buyer hereby represents and warrants to the Sellers as follows:

(a) Authority. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.

(b) No Violation. The Buyer is not subject to or bound by any provision of any law, statute, rule, regulation, judgment, agreement, license or other instrument that would prevent it from consummating the transactions contemplated by this Agreement, and the consummation of such transactions will not violate any such law, statute, rule, regulation, judgment, agreement, license or other instrument.

4. Sellers’ Representations. In connection with its sale of the Shares hereunder, each Seller, jointly and severally, hereby represents and warrants to the Buyer as follows:

(a) Authority. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) No Violation. The Seller is not subject to or bound by any provision of any law, statute, rule, regulation, judgment, agreement, license or other instrument that would prevent it from consummating the transactions contemplated by this Agreement, and the consummation of such transactions will not violate any such law, statute, rule, regulation, judgment, agreement, license or other instrument.

(c) Title. The Seller is the beneficial owner of the Shares set forth next to its name on Schedule 1, and has good, valid and marketable title to such Shares. Such Shares are not subject to any right of first refusal, voting agreement or other agreement that would prevent it from consummating the transactions contemplated by this Agreement. At the Closing, the Seller shall transfer and deliver to the Buyer valid and marketable title to all of such Shares, free and clear of any pledge, claim, lien, security interest or other encumbrance, other than those arising out of or relating to obligations of the Buyer.

(d) Company Information. The Seller acknowledges that the Buyer is Chairman of the Board and Chief Executive Officer of the Company and, in such capacity, has access to non-public information about the Company. The Seller, through its investment manager, is a sophisticated investor and has made its decision to enter into this Agreement and to sell the Shares to be sold by it pursuant hereto at the purchase price provided for herein based on its own investment objectives and criteria. The Seller is familiar with the Company’s business affairs and financial condition, has invested extensively in companies involved in the same industry as the Company, and has conducted independent research into the Company and that industry. The Seller has had the opportunity to ask questions of the Company and the Buyer and has determined, based on the information it has received or to which it has access, that is has sufficient information about the Company, its financial condition, results of operations, closings, order activity and backlog to enable the Seller to reach an informed and knowledgeable decision to sell the Shares pursuant to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the Seller acknowledges that it is aware of and has read the press release issued by the Company on January 3, 2005.

5. Miscellaneous.

(a) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California without regard to principles of conflicts of laws.

(b) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one instrument.

(c) Additional Documents. The Company and the Sellers agree to take any such actions and execute any additional documentation if reasonably necessary or desirable to carry out the purposes of this Agreement.

(d) Costs. Each party shall each bear his or its own attorneys’ fees and other expenses incurred in connection with this Agreement.

(e) Severability. If any provision hereof shall be held to be unenforceable, illegal or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision herein as long as the legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is unenforceable, illegal, invalid or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

(f) Entire Agreement. This Agreement represents the entire agreement and understandings between the parties concerning the purchase and sale of the Shares pursuant hereto and supersedes and replaces any and all prior agreements and understandings.

(g) No Oral Modification. This Agreement may only be amended or modified in writing signed by each of the parties. Any waiver of any provision of this Agreement must be in writing signed by the party granting the waiver.

(h) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the parties hereto. The parties acknowledge that:

(i)	They have read this Agreement;

(ii)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

(iii)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(iv)	They are fully aware of the legal and binding effect of this Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

The foregoing Agreement is hereby effective as of the date first above written.

“BUYER” General William Lyon, an individual

/s/ WILLIAM LYON

“SELLERS” BRICOLEUR PARTNERS, L.P.

By: BRICOLEUR CAPITAL MANAGEMENT, LLC, ITS GENERAL PARTNER

By:	/s/ ROBERT POOLE
Robert Poole, Member

BRICOLEUR PARTNERS II, L.P.

By: BRICOLEUR CAPITAL MANAGEMENT, LLC, ITS GENERAL PARTNER

By:	/s/ ROBERT POOLE
Robert Poole, Member

BRICOLEUR ENHANCED, L.P.

By: BRICOLEUR CAPITAL MANAGEMENT, LLC, ITS GENERAL PARTNER

By:	/s/ ROBERT POOLE
Robert Poole, Member

ADDITIONAL SELLER SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

BRICOLEUR ENHANCED II, L.P.

By: BRICOLEUR CAPITAL MANAGEMENT, LLC, ITS GENERAL PARTNER

By:	/s/ ROBERT POOLE
Robert Poole, Member

BRIC 6, L.P.

By: BRICOLEUR CAPITAL MANAGEMENT, LLC, ITS GENERAL PARTNER

By:	/s/ ROBERT POOLE
Robert Poole, Member

BRICOLEUR OFFSHORE LTD

By:	/s/ ROBERT POOLE
Name: Robert Poole Title: Member, Bricoleur Capital Management, LLC, as Agent for Bricoleur Offshore Ltd.

HSBC FINANCIAL SERVICES (CAYMAN) LIMITED, AS TRUSTEE FOR THE BRICOLEUR MANAGED TRUST

By: BRICOLEUR CAPITAL MANAGEMENT, LLC, ITS AUTHORIZED AGENT

By:	/s/ ROBERT POOLE
Robert Poole, Member

SCHEDULE 1

Name	Number of Shares	Portion of Purchase Price
Bricoleur Partners, L.P.	134,042	$8,974,111.90
Bricoleur Partners II, L.P.	168,482	$11,279,869.90
Bricoleur Enhanced, L.P.	116,729	$7,815,006.55
Bricoleur Enhanced II, L.P.	36,800	$2,463,760.00
Bric 6, L.P.	97,261	$6,511,623.95
Bricoleur Offshore Ltd.	90,492	$6,058,439.40
HSBC Financial Services (Cayman) Limited, as Trustee for the Bricoleur Managed Trust	11,763	$787,532.85

Total	655,569	$43,890,344.55